Nortel GSP Switch
Sales Agreement

This Agreement, effective as of December 12, 2005 (the "Effective Date"), is by and between Petroleum Communication Holdings, Inc., formerly AIT Wireless, Inc.. ("Beneficiary"), a Delaware Corporation, with its principal place of business at 3612 Venture Drive East, Lakeland, Florida 33811, and Interlink Global Corp, ("Buyer"), a Nevada Corporation, with its principal place of business at 6205 Blue Lagoon Drive, Suite 110, Miami, Florida 33126, and Y Tel International, Inc. ("Seller") a Delaware Corporation, with its principal place of business at 806 O'Neal Lane, Baton Rouge, La. ("Beneficiary", "Buyer" and "Seller" are each a "Party" and are collectively the "Parties").

1. Seller hereby agrees to sell and Buyer agrees to buy on terms set forth herein one used Nortel GSP – 09 Switch, and 9.3 Meter Satellite Earth Station, certain Cisco routers and other peripheral equipment, including all equipment and other furniture and contents located at 1100 NE 163rd Dr., #B-4, Miami, Fl. 33169 (the "Site"), all of which is identified in the attached asset list, Schedule "1" hereto (the "Equipment").

2. Buyer has inspected to its satisfaction the Equipment and agrees to buy and does accept the "Equipment" where is, as is, without warranty, for a total of $225,000 plus $3000 in interest, (the "Purchase Price") to be paid as follows: one payment of $75,000 at time of execution of this agreement (the "Down Payment"), plus six monthly installments of $25,500 each beginning on January 5, 2006, and following on the 5th of each consecutive month for a total of six months, through June 5, 2006, to be paid as directed herein. Amounts not paid within 10 days of the date due shall bear interest at the lesser rate of 18 % per annum or the maximum rate allowed by applicable law from the date due until paid.

The parties agree the distribution of payments will be as follows:
Down Payment   total $75,000
Wire Transfer to Seller – $52,500
Check to IRS for benefit of AIT Wireless - $22,500

Monthly payments of $25,500 total per month
Wire ← Wire Transfer to Seller - $8,000
Check payable to IRS, and delivered to Beneficiary - $17,500

All checks payable to the IRS with Memo instructions as followed:

To benefit of AIT Wireless, Inc.
940 Escrow portion only, years 2003/2004

All checks payable to IRS are to be delivered to:

Petroleum Communication Holdings, Inc.
3612 Ventura Drive East
Lakeland, FL 33811

make check

All wire transfers to Seller are to be delivered to the account of:

Y-Tel International, LLC
806 O'Neal Lane
Baton Rouge, La 70816

Seller's Bank: Hibernia National Bank

ABA: 065000090

Seller's Bank Acct Number: 2080221951

Bank Address: Jefferson Hwy
Baton Rouge, LA 70809

3. Buyer and Seller have agreed that certain repairs need to be made to the satellite dish as a result of damage sustained from Hurricane Wilma. Seller agrees to absorb half of the repair expenses not to exceed Seller's responsibility of ten thousand dollars. Seller agrees to reduce the amount due for the first payment by $5,000. If the total repair expenses exceed ten thousand dollars, then Seller agrees to issue remaining credit from funds due on the second payment to a maximum credit of Five Thousand dollars. Buyer agrees to provide Seller with a copy of all invoices incurred to repair the satellite dish.

4. Beneficiary represents that it holds a lien on some or all of the Equipment. Upon receipt of the Down Payment from Buyer, Beneficiary shall release any and all liens or claims of any nature it may have or claim to have on the Equipment and will take all necessary steps to document that release immediately. Buyer hereby grants to Seller and Beneficiary, and agrees to take all necessary steps in cooperation with Seller and Beneficiary or its counsel to promptly perfect, a security interest in the Equipment until the Purchase Price, including any accrued interest, is paid in full.

5. Buyer shall take possession of the Equipment at the Site as of the Effective Date and shall thereafter be solely responsible and liable for all rent, utilities, taxes and other costs associated with the right to use or occupy the Site from the date of possession. The Seller is responsible for any rent, utilities, taxes or other costs prior to the date of possession. The parties agree to cooperate to seek removal of Y-Tel from any obligation associated with the Site, including any lease, contract or claim of any sort. The current landlord of the Site is Carrier House, located at: 1100 NW 163rd Drive, Miami, FL 33169. Buyer hereby agrees to indemnify, release, defend and hold Seller harmless for any claims, liability, actions, causes of action cost (including attorneys fees) or obligations of any sort, in contract, by statute or in tort, arising from or relating to occupation or use or the right to occupy or use the Site after the Effective Date.

Agreed this 12th__ day of December, 2005.

Interlink Global Corp.

Ernest Phillips, President

Petroleum Communication Holdings, Inc.

John Conroy, President

Y-Tel International, Inc.

Release of Lien and Final Payment Notice

On or about December 8, 2006, Petroleum Communication Holdings, Inc. (formerly AIT Wireless, Inc.). (Beneficiary), a Delaware Corporation, with its principal place of business at 3612 Venture Drive East, Lakeland, Florida 33811, and Interlink Global Corp, (Buyer), with its principal place of business at 6205 Blue Lagoon Drive, Suite 110, Miami, Florida 33126, and Y-Tel International, Inc. (Seller) a Delaware Corporation, with its principal place of business at 806 O'Neal Lane, Baton Rouge, La. ("Beneficiary", "Buyer" and "Seller" is each a "Party" and collectively the "Parties"), signed the attached agreement to sell/purchase certain telecom equipment.

As of this date, June 21, 2006, all the terms and conditions have been met by all parties, with the exception of the sixth and final payments of $8000.00 to Ytel International, and the final installement of $17,500.00 to the IRS for the benefit of Petroleum Communication Holdings currently due and payable.

Upon receipt of the final installment, all parties will be paid in full and all claims liens or further encumbrances on the referenced equipment outlined on the attached agreement are hereby released.

John Conroy, President
Y-Tel International, Inc.

Ernest Phillips, President
Petroleum Communication Holdings, Inc.

S Stanfield R/O

Sandra Stanfield, Revenue Officer
IRS Dept of Treasury, US Govt.